Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL llp

July 13, 2017

Inspired Entertainment, Inc. 250 West 57th Street, Suite 2223 New York, New York 10171

Re:	Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as counsel to Inspired Entertainment, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-1/A (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed resale by the selling stockholders named in the Registration Statement of up to 26,225,950 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), which includes 5,539,615 shares of Common Stock issuable upon exercise of private warrants (the “Private Warrants”) held by certain selling stockholders and 4,000,000 shares of Common Stock issuable upon exercise of warrants that were initially issued as part of the units issued in the Registrant’s initial public offering (the “Public Warrants” and together with the Private Warrants, the “Warrants”).

We have reviewed copies of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Registrant, (iii) the By-laws of the Registrant and (iv) resolutions of the Registrant’s board relating to the issuance and registration of the Common Stock.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the shares of Common Stock, other than the shares of Common Stock issuable upon the exercise of the Warrants, have been legally issued and are fully paid and non-assessable and (ii) the shares of Common Stock issuable upon exercise of the Warrants have been duly authorized by the Company and upon the exercise of the Warrants and payment in full of the exercise price in accordance with the terms of the Warrants, the shares of Common Stock issuable upon the exercise of the Warrants will be legally issued, fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP

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